                                                                    Exhibit 99.1

Omnipoint to Acquire EWCM, Gaining 22 Million Pops Including Los Angeles and Washington, D.C.

BETHESDA, Md. - October 22, 1999-Omnipoint Corporation (OC) announced today that it signed definitive agreements to acquire East/West Communications, Inc. (NASDAQ: EWCM). EWCM holds five licenses covering approximately 22.2 million pops consisting primarily of Los Angeles and Washington, D.C. with
20.6 million pops combined, as well as Sarasota, Fla., Reno, Nev. and Santa Barbara, Calif. which make up another 1.6 million pops.

Omnipoint invested $3 million into EWCM today for 300,000 shares and simultaneously agreed to purchase all of the EWCM shares outstanding at closing for a new Series E Omnipoint preferred stock, equivalent to a fixed 1.775 million Omnipoint shares. At yesterday's closing price of $71/OC share, the acquisition values the approximately 4.4 million non-Omnipoint shares of EWCM at $118 million or $5.32 per "pop" (population). Omnipoint will also assume approximately $15 million in FCC debt and will redeem approximately $8 million in EWCM preferred stock, for a total all-in cost of approximately $6.50 per pop.

"This transaction supplements our existing spectrum in the Washington, D.C. area and adds the second largest market in the United States - i.e., Los Angeles - to our portfolio of licenses," said Douglas G. Smith, Chairman, President and CEO of Omnipoint. "The combined VoiceStream/Omnipoint/Aerial company, along with its affiliates, will now have licenses for all of the top 10 markets and 23 of the top 25 markets, with a total of over 220 million pops."

"We are very pleased to be part of the national GSM story," said Victoria Kane, President of EWCM. "We expect that the transaction will close in the fourth quarter." The closing of the transaction is subject to regulatory approvals and other conditions.

GSM (Global System for Mobile) communications technology is the world's leading wireless standard, used by more than 215 million subscribers in 142 countries, including five million customers in North America.

About Omnipoint

Founded in 1987, Omnipoint Corporation (NASDAQ: OMPT) is a leader in commercializing PCS. Its subsidiary, Omnipoint Communications, currently provides advanced wireless communications services in New York, New Jersey, Connecticut, Eastern Pennsylvania, Delaware, Massachusetts, New Hampshire, Rhode Island, Southern Florida, Michigan, Ohio, Indiana and Maryland. It intends to provide those services in additional areas.

Omnipoint is a founding member of the North American GSM Alliance, a group of North America's leading digital wireless Personal Communication Services (PCS) companies. Using GSM communications technology, Alliance companies provide superior voice clarity, unparalleled security and leading-edge wireless voice, data and fax features for customers, whether at home, away or abroad.

Other GSM Alliance members include: Aerial Communications, Inc.; Airadigm Communications, Inc.; BellSouth Mobility DCS; Conestoga Wireless Company; Cook Inlet PCS; DIGIPH PCS; Iowa Wireless; Microcell Telecommunications Inc.; NPI Wireless; Pacific Bell Wireless; Powertel, Inc.; STPCS Joint Venture, LLC; VoiceStream Wireless Corp.; and Wireless 2000 PCS. The GSM Alliance works in cooperation with North American GSM equipment manufacturers: Siemens, Motorola, Lucent Technologies, Nortel Networks, Nokia and Ericsson.

In addition to Omnipoint Communications, Omnipoint Corporation also includes Omnipoint Technologies, Inc., a developer and supplier of wireless communication technologies, products and engineering services. As a pioneer in the industry, Omnipoint Technologies is on the forefront of developing and integrating advanced wireless technologies, such as GSM, GPRS packet data, EDGE, positioning and Internet access. Omnipoint Technologies also supplies the Eagle(tm) One wireless data communications module for integration into product applications and designs.

On June 23, 1999 Omnipoint Corporation and VoiceStream Wireless Corporation agreed to merge. On September 17, 1999, VoiceStream Wireless Corporation and Aerial Communications, Inc. agreed to merge. When the two mergers are completed, VoiceStream will have licenses to provide service to over 200 million people. As of June 30, 1999 the three companies served more than 1.5 million customers combined. Completion of the two mergers is subject to customary shareholder and regulatory approval.

Except for historical information contained herein, the matters discussed and the statements made in this release concerning Omnipoint's future prospects are "forward-looking statements" under the Federal securities laws that involve risks and uncertainties. There can be no assurance that future results will be achieved, and actual results could differ materially from the forecast and estimates. Important factors that could cause actual results to differ materially include, but are not limited to, Omnipoint's limited operating history, including a history of losses and the uncertainty of future operating results, high leverage, dependence upon cash flow from its subsidiaries, debt service requirements and restrictive covenants related to its existing debt facilities, significant capital requirements, the continued buildout of Omnipoint PCS markets, and its dependence upon key employees. Omnipoint's future results may be impacted by other risk factors listed in its Registration Statement filed on Form S-3 on June 30, 1998, and other factors listed from time to time in its SEC reports, including, but not limited to, the report on Form 10-K for the year ended December 31, 1998.

More information is available on the company's Website (www.omnipoint.com)

###